EXHIBIT 4.76
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.
AS PLEDGOR
AND
THE BANK OF NEW YORK MELLON
AS COLLATERAL AGENT

PLEDGE OVER BANK ACCOUNTS
(SOCIETE GENERALE BANK & TRUST)

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

THIS PLEDGE AGREEMENT has been entered into on 5 November 2009
BETWEEN
(1)	BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A., a société anonyme incorporated under Luxembourg law with registered office at 6C, Parc d’Activités Syrdall, L-5365 Munsbach, Grand-Duchy of Luxembourg registered with the Luxembourg register of commerce and companies under the number B128.592 (the “Pledgor”); and
(2)	THE BANK OF NEW YORK MELLON, acting for itself and as collateral agent as appointed under the First Lien Intercreditor Agreement (as defined below) for the benefit of the Secured Parties (as defined below), together with its successors and permitted assigns in such capacity (the “Collateral Agent”),
WHEREAS:
(A)	Pursuant to a credit agreement (the “Credit Agreement”) dated on or about the date hereof and entered into between Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & CO KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V. and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse, as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time, certain loan facilities (the “Facilities”) have been made available to the Borrowers (as defined below).
(B)	Pursuant to an indenture (the “Senior Secured Note Indenture”) dated on or about the date hereof and entered into between the Issuers (as defined below), the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, certain notes have been issued by the Issuers.
(C)	On or about the date hereof, the Collateral Agent, The Bank of New York Mellon, as trustee under the Senior Secured Note Indenture, Credit Suisse, as administrative agent under the Credit Agreement, and the Loan Parties (as defined below), entered into an intercreditor agreement (the “First Lien Intercreditor Agreement”) as amended, novated, supplemented, restated or modified from time to time.
(D)	As a condition precedent to any borrowing under the Credit Agreement and the Senior Secured Note Indenture, the Pledgor has agreed, for the payment and discharge of and as security for all of the Secured Obligations as defined herein, to enter into this pledge agreement (the “Pledge Agreement”) which the Pledgor declares to be in its best corporate interest.

IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	Unless defined in this Pledge Agreement or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Pledge Agreement and in any notice given under this Pledge Agreement.
1.2	In this Pledge Agreement:
“Applicable Representative” has the meaning ascribed to such term in the First Lien Intercreditor Agreement.
“Account Bank” means Société Générale Bank & Trust with registered address at 11, avenue Emile Reuter, L-2420 Luxembourg, Grand-Duchy of Luxembourg, and any bank or financial institution with whom is opened a Future Account.
“Accounts” means the bank accounts with the roots number 61-247441 and in particular IBAN LU39 061 247441 2600 EUR and IBAN LU24 061 247441 2610 EUR opened in the name of the Pledgor with the Account Bank (including any sub-account, renewal, redesignation or replacement thereof) as well as any bank account of the Pledgor to be opened in the future (the “Future Account”).
“Agreed Security Principles” has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture and to the extent of any inconsistency the meaning it is given in the Credit Agreement shall prevail.
“Borrowers” shall mean the “Borrowers” under, and as defined in, the Credit Agreement from time to time.
“Business Day” has the meaning ascribed to such term in the Credit Agreement.
“Event of Default” shall mean an “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement.
“Financial Collateral Law” means the Luxembourg law of 5 August 2005 on financial collateral arrangements.
“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.
“Issuers” shall mean the “Issuers” under and as defined in the Senior Secured Note Indenture, including their successors in interest.
“Loan Documents” shall mean the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.
“Loan Parties” shall mean the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.

“Loan Parties’ Agent” shall mean Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).
“Pledged Account Claims” means any claim to the credit balance of the Accounts as well as any other claim the Pledgor may have against the Account Bank in relation to the Accounts regardless of the nature thereof, including, for the avoidance of doubt, any pecuniary claim for the payment of the relevant credit balance as well as any other pecuniary claim, regardless of the nature thereof in relation to the Accounts, including, for the avoidance of doubt, any pecuniary claim for the payment of the interests paid into the Accounts.
“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement.
“Rights of Recourse” means all and any rights, actions and claims the Pledgor may have against any Loan Party or any other person having granted security or given a guarantee for the Secured Obligations, arising under or pursuant to the enforcement of the present Pledge including, in particular, the Pledgor’s right of recourse against any such entity under the terms of Article 2028 et seq. of the Luxembourg Civil Code (including, for the avoidance of doubt, any right of recourse prior to enforcement), or any right of recourse by way of subrogation or any other similar right, action or claim under any applicable law.
“Secured Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents (including, for the avoidance of doubt, any liability in respect of any further advances made under the Loan Documents or resulting from an amendment or an increase of the principal amount of the Facilities), together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.
“Secured Parties” shall mean the “Secured Parties” under, and as defined in, the First Lien First Lien Intercreditor Agreement.
1.3	This Pledge Agreement is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Agreement and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.
1.4	In this Pledge Agreement, any reference to (a) a “Clause” is, unless otherwise stated, a reference to a Clause hereof and (b) to any agreement (including this Pledge Agreement, the First Lien Intercreditor Agreement and the Credit Agreement or any other Loan Document) is a reference to such agreement as amended, varied, modified or supplemented (however fundamentally) from time to time. Clause headings are for ease of reference only.

1.5	This Pledge Agreement may be executed in any number of counterparts and by way of facsimile exchange of executed signature pages, all of which together shall constitute one and the same Pledge Agreement.
2.	PLEDGE OVER PLEDGED ACCOUNT CLAIMS
2.1	The Pledgor pledges the Pledged Account Claims in favour of the Collateral Agent acting for itself and as collateral agent for the benefit of the Secured Parties, who accepts, as first-priority pledge (gage) (subject to any Liens permitted pursuant to Section 6.02 (u) of the Credit Agreement) (the “Pledge”) for the due and full payment and discharge of all of the Secured Obligations.
2.2	The Pledgor shall no later than the next following business day, (1) upon the execution of this Pledge Agreement, and, as the case may be, (2) upon opening of any Future Account, notify this Pledge to the Account Bank, such notice to be in the form set-out in Schedule 1 or any other form as agreed by the Collateral Agent and the Pledgor, and undertakes to use reasonable endeavours to obtain within 5 Business Days a duly executed acknowledgement (in the form set-out in Schedule 2 hereto or any other form as agreed by the Collateral Agent and the Pledgor) from the Account Bank.
2.3	Without prejudice to the above provisions, the Pledgor hereby irrevocably authorises and empowers the Collateral Agent to take or to cause any formal steps to be taken for the purpose of perfecting the present Pledge, if the Pledgor has failed to comply with such perfection step within 10 Business Days of being notified of that failure and, for the avoidance of doubt, subject to the Agreed Security Principles, undertakes to take any such steps itself if so directed by the Collateral Agent.
2.4	The Pledgor undertakes that during the subsistence of this Pledge Agreement it will not grant any pledge with lower rank without the prior approval of the Collateral Agent except as contemplated under the Principal Finance Documents.
3.	OPERATION OF ACCOUNT
Unless an Event of Default has occurred and is continuing, the Accounts shall not be blocked and, without prejudice to the security interest created pursuant to this Pledge Agreement, the Pledgor shall be allowed to continue to operate the Accounts and exercise all rights and powers in respect of the Accounts. Following the occurrence of an Event of Default and provided that such Event of Default is continuing, this authorisation may at any moment be revoked by the Collateral Agent by giving written notice to the Accounts Bank, with a copy to the Pledgor.
4.	PLEDGOR’S REPRESENTATIONS AND UNDERTAKINGS
4.1	The Pledgor hereby represents to the Collateral Agent that, as of the date hereof, except as permitted under the Principal Finance Documents:
4.1.1	no counterclaims as to which a right to set-off or right of retention could be exercised exist with respect to the Pledged Account Claims except those permitted to exist under the Principal Finance Documents; and

4.1.2	confirms to the Collateral Agent the representations contained in Section 3.02, 3.03 and 3.19 of the Credit Agreement.
4.2	Unless permitted by the terms of the Principal Finance Documents, except with the Collateral Agent’s prior written consent, the Pledgor shall not:
4.2.1	sell or otherwise dispose of all or any of its rights, title and interest in the Pledged Account Claims or the Accounts (and, in particular, close the Accounts); or
4.2.2	create, grant or permit to exist (a) any encumbrance or security interest over or (b) any restriction on the ability to transfer or realise all or any part of the Pledged Account Claims or the Account (other than, for the avoidance of doubt, the Pledge, any liens or privileges arising mandatorily by law and any liens permitted under sub-Section 6.02 (u) (Banker’s Liens) of the Credit Agreement).
4.3	The Pledgor hereby undertakes that, subject to the Agreed Security Principles, during the subsistence of this Pledge Agreement:
4.3.1	it will ensure that no counterclaims, as to which a right to set-off or right of retention could be exercised, will exist with respect to the Pledged Account Claims except those permitted to exist under the Principal Finance Documents;
4.3.2	it shall cooperate with the Collateral Agent and sign or cause to be signed all such further documents and take all such further action as the Collateral Agent may from time to time reasonably request to perfect and protect this Pledge or to exercise its rights under this Pledge Agreement;
4.3.3	it shall act in good faith and, unless otherwise permitted by the Principal Finance Documents, not knowingly take any steps nor do anything which would adversely affect the existence of the Pledge created hereunder;
4.3.4	it shall inform the Collateral Agent as soon as possible in case the Pledge is prejudiced or jeopardised by actions of third parties (including, but without being limited to, by attachments). Such information shall be accompanied, in case of any attachment, by a copy of the order for attachment, as well as all documents required for the filing of an objection against the attachment, and, in case of any other actions by third parties, by copies evidencing which actions have or will be taken, respectively, as well as all documents required for the filing of an objection against such actions. The Pledgor shall further be obliged to inform as soon as possible the attaching creditors or other third parties asserting rights with respect to the Accounts in writing of the existence of the Pledge. Subject to Clause 11 (Costs and Expenses) hereof, all reasonable and adequately documented costs and expenses for any actions of intervention and measures of the Collateral Agent shall be borne by the Pledgor. This shall also apply to the institution of legal action, which the Collateral Agent may consider necessary; and

4.3.5	it shall notify the Collateral Agent as soon as possible of any event or circumstance which would have a material adverse effect on the validity or enforceability of this Pledge Agreement.
5.	POWER OF ATTORNEY
5.1	The Pledgor irrevocably appoints the Collateral Agent to be its attorney and in its name and on its behalf to execute, deliver and perfect all documents and do all things that the Collateral Agent may consider to be requisite for (a) carrying out any obligation imposed on the Pledgor under this Pledge Agreement or (b) exercising any of the rights conferred on the Collateral Agent or the Secured Parties by this Pledge Agreement or by law, it being understood that the enforcement of the pledge over the Pledged Account Claims must be carried out as described in Clause 6 (Remedies upon Default) hereunder. The powers under this Clause 5.1 shall only be exercised upon the occurrence of an Event of Default and provided that such Event of Default is continuing, or if the Pledgor has failed to comply with a further assurance or any perfection obligation hereunder within 10 Business Days of being notified of that failure.
5.2	The Pledgor shall ratify and confirm all things done and all documents executed by the Collateral Agent in the exercise of that power of attorney.
5.3	The Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Pledgor under this Clause 5.1 unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.
6.	REMEDIES UPON DEFAULT
6.1	Upon the occurrence of an Event of Default and provided that such Event of Default is continuing, the Collateral Agent shall be entitled to realise the Pledged Account Claims in the most favourable manner provided for by Luxembourg law and in particular the Financial Collateral Law. In particular, but without limitation, the Collateral Agent shall be entitled to request direct payment of the Pledged Account Claims from the Account Bank and the Collateral Agent may proceed to a set-off between the Pledged Account Claims and the Secured Obligations in accordance with the terms of Article 11(3) and 11(1) (d) of the Financial Collateral Law.
6.2	The Collateral Agent shall apply the proceeds of the enforcement in or towards the discharge of the Secured Obligations, in accordance with the terms of the Loan Documents.
6.3	For the purpose of enforcing this Pledge, the Collateral Agent shall be irrevocably empowered and authorised to proceed to the temporary closure (arrêté de compte) of the Accounts as well as to any other administrative arrangements necessary for the enforcement of the Pledge.
7.	EFFECTIVENESS OF COLLATERAL
7.1	The Pledge shall be a continuing security and shall not be considered as satisfied or discharged or prejudiced by any intermediate payment, satisfaction or settlement of any part of the Secured Obligations and shall remain in full force and effect until it has been discharged in accordance with the terms of Clause 7.2 of this Pledge Agreement.
7.2	The security constituted by this Pledge Agreement shall be released and cancelled (a) by the Collateral Agent at the request and cost of the Pledgor, upon the Secured Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgor or any other person under any of the Loan Documents; or (b) in accordance with, and to the extent required by, the First Lien Intercreditor Agreement.
7.3	The Pledge shall be cumulative, in addition to, and independent of every other security which the Collateral Agent and Secured Parties may at any time hold as security for the Secured Obligations or any rights, powers and remedies provided by law and shall not operate so as in any way to prejudice or affect or be prejudiced or affected by any security interest or other right or remedy which the Collateral Agent and the Secured Parties may now or at any time in the future have in respect of the Secured Obligations.
7.4	This Pledge shall not be prejudiced by any time or indulgence granted to any person, or any abstention or delay by the Secured Parties or the Collateral Agent or the Secured Parties in perfecting or enforcing any security interest or rights or remedies that the Secured Parties or the Collateral Agent may now or at any time in the future have from or against the Pledgor or any other person.
7.5	No failure on the part of the Collateral Agent or the Secured Parties to exercise, or delay on its part in exercising, any of its rights under this Pledge Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any further or other exercise of that or any other rights.
7.6	Neither the obligations of the Pledgor contained in this Pledge Agreement nor the rights, powers and remedies conferred upon the Collateral Agent or the Secured Parties by this Pledge Agreement or by law, nor the Pledge created hereby shall be discharged, impaired or otherwise affected by:
7.6.1	any amendment to, or any variation, waiver or release of, any Secured Obligation or of the obligations of any Obligor under any other Loan Documents;
7.6.2	any failure to take, or fully to take, any security contemplated by the Loan Documents or otherwise agreed to be taken in respect of the Secured Obligations;
7.6.3	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Secured Obligations; or
7.6.4	any other act, event or omission which, but for this Clause 7.5, might operate to discharge, impair or otherwise affect any of the obligations of the Pledgor contained in this Pledge Agreement, the rights, powers and remedies conferred upon the Collateral Agent or the Secured Parties by this Pledge Agreement, the Pledge or by law.
7.7	For the avoidance of doubt, the Pledgor hereby waives any rights arising for it now or in the future (if any) under Article 2037 of the Luxembourg Civil Code.
7.8	Subject to the terms of the Principal Finance Documents, neither the Secured Parties nor Collateral Agent or any of their agents shall be liable by reason of (a) taking any action permitted by this Pledge Agreement or (b) any neglect or default in connection with the Pledged Account Claims or the Accounts or (c) the realisation of all or any part of the Pledged Account Claims or the Accounts, except in the case of bad faith, gross negligence or wilful misconduct upon their part.
8.	INDEMNITY
To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, the Pledgor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, its attorneys and any delegate against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes, and costs which it may sustain as a consequence of any breach by the Pledgor of the provisions of this Pledge Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Pledge Agreement or otherwise relating to the Pledged Account Claims.
9.	DELEGATION
Subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by Luxembourg law), each of the Collateral Agent shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Pledge Agreement (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent itself.
10.	RIGHTS OF RECOURSE
10.1	For as long as the Secured Obligations are outstanding and have not been unconditionally and irrevocably paid and discharged in full or the Collateral Agent or the Secured Parties have any obligations under the Loan Documents, the Pledgor shall not exercise any Rights of Recourse, arising for any reason whatsoever, by any means whatsoever (including for the avoidance of doubt, by way of provisional measures such as provisional attachment (“saisie-arrêt conservatoire”) or by way of set-off.
10.2	The Pledgor irrevocably agrees to waive its Rights of Recourse if the relevant person against whom the Rights of Recourse are to be exercised has come under the direct or indirect control of the Collateral Agent or the Secured Parties or any third party following or in connection with, the enforcement of any security granted in connection with the Secured Obligations.

10.3	Without prejudice to Clause 9.1 above, this Clause shall remain in full force and effect notwithstanding any discharge, release or termination of this Pledge (whether or not in accordance with Clause 7.1 of this Pledge Agreement).
11.	PARTIAL ENFORCEMENT
Subject to Clause 6 (Remedies upon Default), the Collateral Agent shall be entitled to request enforcement of the Pledge over all or part of the Pledged Account Claims in its most absolute discretion. No action, choice or absence of action in this respect, or partial enforcement, shall in any manner affect the Pledge created hereunder over the Pledged Account Claims, as it then shall be. The Pledge shall continue to remain in full and valid existence until enforcement, discharge or termination hereof, as the case may be.
12.	COSTS AND EXPENSES
Section 9.05 (Expenses, Indemnity) of the Credit Agreement applies to this Pledge Agreement.
13.	CURRENCY CONVERSION
Without prejudice to the terms of the Loan Documents, for the purpose of, or pending the discharge of, any of the Secured Obligations the Collateral Agent may convert any money received, recovered or realised or subject to application by it under this Pledge Agreement from one currency to another, as the Collateral Agent (acting reasonably) may think fit and any such conversion shall be effected at the Collateral Agent’s spot rate of exchange for the time being for obtaining such other currency with the first currency.
14.	NOTICES
Any notice or demand to be served by one person on another pursuant to this Pledge Agreement shall be served in accordance with the provisions of the First Lien Intercreditor Agreement.
15.	SUCCESSORS
15.1	This Pledge Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Secured Parties or the Collateral Agent and references to the Secured Parties or the Collateral Agent shall be deemed to include any assignee or successor in title of the Secured Parties or the Collateral Agent and any person who, under any applicable law, has assumed the rights and obligations of the Secured Parties or the Collateral Agent hereunder or to which under such laws the same have been transferred or novated or assigned in any manner.
15.2	For the purpose of Articles 1278 et seq. of the Luxembourg Civil Code and any other relevant legal provisions, to the extent required under applicable law and without prejudice to any other terms hereof or of any other Loan Documents and in particular Clause 14.1 hereof, the Secured Parties and the Collateral Agent hereby expressly reserves and the Pledgor agrees to the preservation of this Pledge and the security interest created thereunder in case of assignment, novation, amendment or any other transfer of the Secured Obligations or any other rights arising under the Loan Documents.

15.3	To the extent a further notification or registration or any other step is required by law to give effect to the above, such further registration shall be made and the Pledgor hereby gives power of attorney to the Collateral Agent to make any notifications and/or to proceed to any required registrations, or to take any other steps, and undertakes to do so himself if so requested by the Collateral Agent.
16.	AMENDMENTS AND PARTIAL INVALIDITY
16.1	Changes to this Pledge Agreement and any waiver of rights under this Pledge Agreement shall require written form.
16.2	If any provision of this Pledge Agreement is declared by any judicial or other competent authority to be void or otherwise unenforceable, that provision shall be severed from this Agreement and the remaining provisions of this Pledge Agreement shall remain in full force and effect. The Pledge Agreement shall, however, thereafter be amended by the parties in such reasonable manner so as to achieve, without illegality, the intention of the parties with respect to that severed provision.
17.	LAW AND JURISDICTION
This Pledge Agreement shall be governed by Luxembourg law and the courts of Luxembourg-City shall have exclusive jurisdiction to settle any dispute which may arise from or in connection with it.
This Pledge Agreement has been duly executed by the parties in three originals.

SCHEDULE 1

NOTICE OF PLEDGE TO THE ACCOUNT BANK

(ON THE LETTERHEAD OF THE PLEDGOR)
Date [•]

To:	SOCIETE GENERALE BANK & TRUST 11, avenue Emile Reuter L-2420 Luxembourg Grand-Duchy of Luxembourg

Copy to:	THE BANK OF NEW YORK MELLON 101 Barclay Street, 4E New York, N.Y. 10286 Attn: International Corporate Trust
Dear Sirs,
Notice of Pledge over Bank Accounts
We refer to the bank accounts (the “Accounts”) with root number [__________] and in particular IBAN LU[_____________] EUR and IBAN LU[________________] EUR opened in our name with your bank.
We hereby give you notice, for the purpose of the Luxembourg law of 5 August 2005 on financial collateral arrangements, as well as any other applicable laws, if any, of a pledge granted by ourselves in favour of THE BANK OF NEW YORK MELLON, acting for itself and as collateral agent for the benefit of the Secured Parties (as defined in the pledge agreement) (the “Collateral Agent”) over any claim to the credit balance of the Accounts, as well as any other claim we may have against your bank in relation to such Accounts.
We further request you to waive any right of pledge, right of set-off, lien, right of retention, right of combination of account or any similar right you may have against us or the Accounts, whether arising by way of contract, general terms and conditions or law.
We kindly ask you to return the attached acknowledgement form, duly executed, to our above address, with a copy to the Collateral Agent.
Yours sincerely,
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.

Name:
Title:

SCHEDULE 2
FORM OF ACKNOWLEDGEMENT

(ON THE LETTERHEAD OF THE ACCOUNT BANK)
Date [•]

To:	BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A. 6, Parc d’Activités Syrdall L-5365 Munsbach Grand-Duchy of Luxembourg

Copy to:	THE BANK OF NEW YORK MELLON 101 Barclay Street, 4E New York, N.Y. 10286 Attn: International Corporate Trust
Dear Sirs,
Notice of Pledge over Bank Accounts
We refer to the notice of pledge dated ___________ and regarding a pledge over bank accounts entered into between THE BANK OF NEW YORK MELLON as Collateral Agent and BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A. as Pledgor on ________________ (the “Pledge Agreement”) for the purpose of creating a pledge over any claim the Pledgor may have to the credit balance in the accounts as listed hereunder (the “Accounts”) opened in the name of the Pledgor with us as Account Bank:
     Account: Root number [_________], and any associated sub-accounts, in particular IBAN LU[____________] EUR and IBAN LU[_____________] EUR.
Defined terms in this acknowledgement (the “Acknowledgement”) have the same meaning as in the Pledge Agreement.
The Account Bank by signing hereunder for acceptance acknowledges and accepts the existence of the Pledge and takes notice of the terms of the Pledge Agreement and, in particular, of clause 3 (Operating of Account) thereof.
According to this clause 3, the Account Bank has taken notice that Unless an Event of Default has occurred and is continuing, the Accounts shall not be blocked and, without prejudice to the security interest created pursuant to this Pledge Agreement, the Pledgor shall be allowed to continue to operate the Accounts and exercise all rights and powers in respect of the Accounts.

Following the occurrence of an Event of Default and provided that such Event of Default is continuing, this authorisation may at any moment be revoked by the Collateral Agent by giving written notice to the Account Bank (the “Blocking Notice”), with a copy to the Pledgor. The Accounts shall be blocked and the Pledgor shall not be allowed to dispose of any Pledged Account Claims or otherwise make any operations in respect of the Accounts, except with the prior written consent of the Collateral Agent.
If at any time the Collateral Agent delivers to the Account Bank a Blocking Notice specifying that an Event of Default under the Pledge Agreement has occurred and is continuing, this authorization to operate the Accounts will automatically be revoked and the Accounts be blocked one (1) Banking Day (“Banking Day” meaning any day on which banks are open for business purposes in Luxembourg) after the receipt of the Blocking Notice. Any transfers, realisations or enforcement that the Account Bank may conduct in favour of or on behalf of the Collateral Agent shall in any event be limited to the value of the cash claims, securities and credit balances of the Accounts on the date of any transfer, realisation or enforcement.
The Account Bank hereby releases any pledge or lien resulting from the application of its general terms and conditions or any other agreement over the Accounts and waives any right of retention, set-off and, more generally, any rights that may adversely affect the Pledge.
The acceptance of the terms of the Pledge Agreement by the Account Bank does not imply any obligation for the Account Bank to guarantee any commitments of the Pledgor towards the Collateral Agent or towards any other party to any other agreement mentioned in the Pledge Agreement. The Account Bank hereby expressly disclaims any warranty, guarantee, conditions, covenant and representations regarding any other agreement referred to in the Pledge Agreement as well as regarding the conformity of the provisions of the Pledge Agreement with Luxembourg law. It is specifically agreed that the Account Bank shall have no responsibility nor duty to check that the conditions set out in the Pledge Agreement or any other agreement and defined in these agreements as “Event of Default” are fulfilled, nor to check that the operation of the Accounts by the Pledgor is made according to any agreement mentioned in the Pledge Agreement.
The Pledgor and the Collateral Agent expressly accept that the Account Bank shall not assume any other obligation than:
•	those expressly provided for in this Acknowledgement or in the provisions of Luxembourg law relating to pledges;
•	upon occurrence of an enforcement of the Pledge (clauses 6 and 10 of the Pledge Agreement), to act according to the actions which the Collateral Agent requests the Account Bank to take.
In addition to its obligations foreseen in the Pledge Agreement, the Collateral Agent accepts:
•	to send to the Account Bank a copy of the notice of Enforcement Event;

•	to send all notices foreseen in the Pledge Agreement to the Account Bank by registered mail or special courier service AND by fax to the following number +352-[...] before 17:00 (5:00 PM) Luxembourg time.

The Pledgor and the Collateral Agent hereby acknowledge that the Account Bank shall not be liable for any loss or damage suffered by the Pledgor or the Collateral Agent, save if such loss or damage is suffered as a result of wilful misconduct or gross negligence of the Account Bank. The Pledgor will indemnify the Account Bank and keep the Account Bank indemnified against all reasonable and duly documented damages, losses, actions, claims, expenses, demands and liabilities which may be incurred by or made against the Account Bank for anything done or omitted in the exercise or purported exercise of the powers contained herein other than to the extent that such damages, losses, actions, claims, expenses, demands and liabilities are incurred or made against the Account Bank as a result of gross negligence or wilful misconduct of the Account Bank. The indemnity provisions of clause 8 of the Pledge Agreement shall also be applicable to the Account Bank.
These undertakings are for the benefit of the Account Bank only and shall not in any way affect the relation between the Pledgor and the Collateral Agent. This Acknowledgement shall in no way affect the rights of the Collateral Agent or the obligations of the Pledgor under the Pledge Agreement, or the existence, perfection, continuity or enforceability of the Pledge constituted there under. In case of discrepancies between the Pledge Agreement and this Acknowledgement, the latter shall prevail.
The Collateral Agent shall provide us as of the date of the signature of this Acknowledgement with the name of the signatories authorised to sign the Blocking Notice. In case of any change in this respect, the Collateral Agent shall inform us of the newly authorised signatories.
This Acknowledgement is governed by and to be construed according to Luxembourg law.
Yours sincerely,
SOCIETE GENERALE BANK & TRUST
as the Account Bank

Name:	Name:
Title:	Title:

SIGNATURE PAGE — PLEDGE OVER BANK ACCOUNT (BPH I)
The Collateral Agent
THE BANK OF NEW YORK MELLON
Duly represented by:

/s/ Michael Lee
Name:	Michael Lee
Title:	Senior Associate
The Pledgor
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.
Duly represented by:

/s/ Philip West
Name:	Philip West
Title:	Authorized Signatory
SIGNATURE PAGE